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                              CONSULTING AGREEMENT


     This Consulting Agreement is made as of December __, 1995, between Imre Corporation, a Delaware corporation (the "Company"), and Harvey J. Hoyt, M.D. ("Hoyt") based on the following recitals.

                                 R E C I T A L S

     A. Hoyt is a key employee, officer and director of the Company, who holds an option to purchase 42,500 shares of the Company's $.02 par value common stock ("Common Stock") at $1.75 per share pursuant to the terms of the Nonqualified Stock Option Agreement dated March 31, 1995, as amended, December 28, 1995 between the Company and Hoyt and an option to purchase 5,000 shares of Common Stock at $2.125 per share pursuant to the terms of the Nonqualified Stock Option Agreement dated January 13 1995, as amended, December 28, 1995 between the Company and Hoyt (collectively, the "Stock Options").

     B. The Company desires to engage Hoyt as a consultant in lieu of his current positions as a key employee, officer and director of the Company, and Hoyt is willing to accept that engagement, on the terms specified in this Agreement.

                                    T E R M S

     Therefore, in consideration of the mutual promises contained in this Agreement, the parties agree as follows:

     1. ENGAGEMENT. Subject to the terms of this Agreement, the Company engages Hoyt, and Hoyt accepts the engagement, to consult with the Company on scientific research and development of products on behalf of the Company for up to two days a month. Notwith-standing this engagement, Hoyt shall be free to pursue consulting or employment with other persons or entities so long as it does not interfere the performance of his nonexclusive responsibilities hereunder.

     2. TERM. The term of this Agreement shall commence on January 1, 1996 and continue until June 30, 1996, unless extended by mutual agreement of the parties.

     3. COMPENSATION. As compensation for the consulting services rendered or to be rendered hereunder, the Company shall pay Hoyt compensation at an annual rate of $175,000, payable in equal semi-monthly installments in the middle and at the end of each month, irrespective of whether Hoyt actually renders any services. It shall also (i) reimburse Hoyt for any reasonable business expenses he incurs at the request of the Company in accordance with its reimbursement policies in effect from time to time, and (ii) provide him, at Company expense, with an office,

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reasonable secretarial assistance, facsimile and copying services, and phone and voice mail through March 31, 1996.

     4. EMPLOYMENT TERMINATION. Subject to the terms of this Agreement, Hoyt's employment with the Company shall terminate at 12:01 a.m. PST on January 1, 1996, and all employee benefits, including without limitation accrued sick leave and vacation, retirement and 401(k) plan contributions, and bonus or profit sharing plans, shall accrue through the end of the calendar year 1995, and all contributions that depend upon Hoyt's employment on December 31, 1995, shall be made on his behalf.

     5. RESIGNATIONS. Subject to the terms of this Agreement, effective December 28, 1995, Hoyt resigns as a Director and as the Executive Vice President of the Company.

     6. SEVERANCE. In addition to the consulting engagement specified in this Agreement, the Company shall pay to or on behalf of Hoyt the following amounts.

          6.1 ACCRUED VACATION. Promptly after December 31, 1995, and notwithstanding any employee benefit policies to the contrary, the Company shall pay to Hoyt the amount of all accrued but unused vacation on account of his employment with the Company.

          6.2 MEDICAL INSURANCE COVERAGE. During all of calendar year 1996, the Company shall pay the premiums for continuation, under COBRA or otherwise, of medical and health insurance coverage for Hoyt on the same basis and to the same extent that it provides coverage for its key employees, officers and directors during such period. At Hoyt's request, the Company shall also provide proof of premium payment and medical insurance coverage hereunder.

     7. PRESS RELEASE APPROVAL. The Company and Hoyt approve the joint press release attached hereto as Exhibit A and agree that neither will make any other public comment about the termination of Hoyt's employment or his resignation as an officer and director of the Company without the prior written approval of the other party.

     8. INDEMNIFICATION. After termination of his employment, the Company shall indemnify, defend, and hold Hoyt harmless from all claims, liabilities, and expenses (including attorneys' fees) that arise out of actions or omissions during his employment with the Company or by reason of his position as an officer or director of the Company. This indemnity shall survive the expiration or early termination of this Agreement.

     9. LEGAL EXPENSES. The Company shall pay or reimburse Hoyt up to $1,000 for the legal expenses of preparing this Agreement.

     10. ENFORCEMENT EXPENSES. In any legal proceeding to enforce, interpret, or recover damages for breach or alleged

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breach of this Agreement, the prevailing party shall be entitled to recover from the nonprevailing party all of the prevailing party's fees for attorneys, paralegals, appraisers or other experts and all of the prevailing party's other legal expenses in addition to any other relief to which the prevailing party is entitled.

     11. MUTUAL RELEASE. The Company and Hoyt does each hereby for itself/himself, its/his successors, assigns, heirs, executors and administrators, fully and finally release, acquit and forever discharge the other and all of its/his shareholders, directors, officers, employees, agents, successors, assigns, heirs, executors and administrators of and from any and all claims, actions and liability (collectively "Claims") based upon, arising out of or in any way connected with the employment of Hoyt by the Company, or his service as a director of the Company, on or prior to the date hereof other than Claims based upon, arising out of or in any way connected with gross negligence, fraud or illegal acts on the part of the other. The Company and Hoyt each hereby certify that it/he has read and full understands the foregoing release and that it/he agrees to this release voluntarily and with the advice and consent of legal counsel.

     12. MISCELLANEOUS MATTERS. This Agreement (i) represents the entire understanding of the parties on the subject matter covered, (ii) supersedes all prior or contemporaneous understandings on that subject matter, (iii) may only be amended in a written instrument that is signed by both parties, (iv) shall be binding on and inure to the benefit of the respective heirs, successors and assigns of the parties, except that the Stock Options are not assignable,
(v) may be executed in counterparts, each of which shall be considered an original of the same instrument, and (vi) shall be governed by and construed in accordance with the laws of the State of Washington.

     EXECUTED as of the date first above written.

                               IMRE CORPORATION



/s/ Harvey J. Hoyt            By /s/ Alex P. de Soto
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HARVEY J. HOYT                   Its Vice President Chief Financial Officer
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